EXHIBIT 99.1

                    ODYSSEY MARINE EXPLORATION ANNOUNCES MOVE
                           TO THE NASDAQ STOCK MARKET


TAMPA, FL - June 28, 2007 - Odyssey Marine Exploration, Inc. (currently AMEX:OMR), the world leader in the field of deep-ocean shipwreck exploration, announced today that its application for listing its common stock on The NASDAQ Stock Market LLC(R) has been approved, and the transfer of trading from the American Stock Exchange to NASDAQ will become effective on or about July 10, 2007. Odyssey Marine Exploration will trade under the symbol NASDAQ:OMEX.

"This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors," said John C. Morris, Odyssey Marine Exploration CEO and co-founder. "We believe that NASDAQ's electronic multiple market maker structure will provide Odyssey with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. We feel the move to NASDAQ is an important step towards future growth of the Company."

About NASDAQ(R)

NASDAQ(R) is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM http://www.nasdaq.com/newsroom.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and recovery operations around the world.

The Company recovered more than 51,000 silver and gold coins from the shipwreck of the SS Republic at a depth of approximately 1700 feet. On May 18, 2007, Odyssey announced the discovery and recovery of more than 500,000 coins from a Colonial era site in the Atlantic Ocean code-named "Black Swan". Odyssey has several other shipwreck projects in various stages of development around the world and recently opened a shipwreck exhibit at Tampa's Museum of Science and Industry called SHIPWRECK! Pirates & Treasure.

Additional information about Odyssey, the SS Republic shipwreck, the "Black Swan" project and the company's other activities is available at www.shipwreck.net

                                    # # #

Odyssey Marine Exploration believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors" in the Part I,
Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.